Exhibit 99.1

First National Corporation Reports Second Quarter 2020 Net Income

STRASBURG, Va., July 29, 2020 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $2.2 million, or $0.46 per diluted share, for the second quarter of 2020, which resulted in a return on average assets of 1.00% and a return on average equity of 11.30%. This compares to net income of $2.1 million, or $0.42 per diluted share, and a return on average assets of 1.08% and a return on average equity of 11.76% for the second quarter of 2019. Provision for loan losses of $800 thousand and $200 thousand was included in net income for the three-month periods ending June 30, 2020 and 2019, respectively.

For the six months ending June 30, 2020, net income totaled $3.9 million, or $0.81 per diluted share, which resulted in a return on average assets of 0.93% and a return on average equity of 10.01%. This compares to net income of $4.3 million, or $0.88 per diluted share, and a return on average assets of 1.14% and a return on average equity of 12.60% for the same period of 2019. Provision for loan losses of $1.7 million and $200 thousand was included in net income for the six-month periods ending June 30, 2020 and 2019, respectively.

Highlights for the second quarter of 2020:

•	Return on assets of 1.00% and return on equity of 11.30%
•	Provision for loan losses totaled $800 thousand compared to $200 thousand in Q2 2019
•	Originated $76.2 million of Payroll Protection Program loans
•	Nonperforming assets at 0.16% of assets
•	Loans in the Bank’s deferred payment program totaled $182.6 million
•	Subordinated debt issuance of $5.0 million further strengthened holding company liquidity
•	Tangible book value increased 14% to $16.63 per share compared to $14.60 one year ago

“Our team of associates continued to demonstrate an incredible commitment to their customers, their communities, and one another throughout the second quarter,” said Scott Harvard, president and chief executive officer of First National. Harvard continued, “Our teammates worked overtime to deliver over $76 million of payroll protection funds to small businesses and provided access to deposit accounts via the drive throughs at branches, through First Bank’s mobile and internet banking platforms, and with in-person meetings by appointment. On July 1st, we were pleased to re-open branch lobbies for in-person transactions to serve our customers and communities, while taking precautions to help keep our customers and employees healthy.”

“We were pleased once again with the financial performance of the Company in the second quarter. Expenses decreased, while net interest income improved over the second quarter of 2019. We continued to earn new business customers from our commitment to serving small businesses by participating in the payroll protection program and by offering programs designed to provide financial relief to customers. We still expect significant pressure on loans to borrowers in several sectors, including the hospitality and health care industries, which have been impacted by government orders and the public’s adoption of social distancing. The Company’s liquidity position continues to be very strong and capital levels exceed all regulatory thresholds to be considered well-capitalized.”

COVID-19 PANDEMIC UPDATE

Operations

During the second quarter, the Bank continued to follow its Pandemic Plan that strives to protect the health of its employees and customers, while continuing to deliver essential banking services. This was accomplished by limiting access to banking offices and delivering a majority of its services through branch drive throughs, ATMs, and mobile and internet banking platforms. On July 1, 2020, the Bank entered phase two of its Pandemic Plan by re-opening branch lobbies with limited hours for in-person transactions without appointments.

Paycheck Protection Program

The Bank participated as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to support local small businesses and non-profit organizations. During the second quarter of 2020, the Bank originated $76.2 million of PPP loans, received $2.5 million of loan fees, and incurred $520 thousand of loan origination costs. The loan fees are being accreted into earnings evenly over the life of the loans, net of the loan costs, through interest and fees on loans. Approximately 99% of the PPP loan balances mature in 24 months. At June 30, 2020, PPP loan balances totaled $73.3 million and customers had not yet requested debt forgiveness from the SBA on PPP loans.

Loan Payment Deferral Program

In response to the unknown impact of the pandemic on the economy and customers, the Bank created and implemented a loan payment deferral program for individual and business customers in the first quarter of 2020. Customers with favorable risk ratings and payment histories were given the opportunity to defer monthly payments for 90 days. Loans participating in the program totaled $182.6 million, or 28% of the Bank’s loan balances at June 30, 2020. Interest income continued to accrue to the Bank during the deferral periods.

Asset Quality Impact

The pandemic is expected to have an unfavorable impact on the financial condition of the Bank’s loan customers, and as a result, the Bank has continued the process of identifying credit risk with the goal of mitigating the risk and minimizing future loan charge-offs. Several sectors of the loan portfolio, including hospitality, retail shopping and health care are expected to experience significant financial pressure. Those sectors comprise approximately 9%, 5% and 4% of the loan portfolio, respectively, excluding PPP loans. The magnitude of the potential decline in the Bank’s loan quality will likely depend on the duration of the pandemic and the extent that the Bank’s customers experience business interruptions from the pandemic. The Bank considered the impact of the pandemic on the loan portfolio while determining an appropriate allowance for loan losses, and as a result, recorded a provision for loan losses of $800 thousand for the second quarter of 2020, compared to a $200 thousand provision for loan losses in the second quarter of 2019.

Capital

The stock repurchase plan remained suspended during the second quarter. The Company updated its enterprise risk assessment and capital plans during the quarter, and as a result, the Company issued $5 million of subordinated debt in June 2020. The purpose of the issuance was primarily to further strengthen holding company liquidity and remain a source of strength for the Bank during a severe economic downturn. The Company may also use the proceeds of the issuance for general corporate purposes, including the potential repayment of the Company’s existing subordinated debt, which becomes callable in January 2021. The quarterly cash dividend to common shareholders was not reduced or eliminated during the second quarter as the Company declared and paid an $0.11 per share dividend that was unchanged from the dividend paid in the first quarter of 2020.

BALANCE SHEET

Total assets of First National increased $163.7 million, or 21%, to $942.1 million at June 30, 2020, compared to $778.4 million at June 30, 2019. Total securities increased $1.2 million, or 1%, and loans, net of the allowance for loan losses, increased $75.3 million, or 13%. Loans, net of the allowance for loan losses, would have increased $2.0 million comparing the same periods, excluding $73.3 million of PPP loans.

Total liabilities increased $155.7 million, or 22%, to $861.3 million at June 30, 2020, compared to $705.6 million one year ago. The increase in liabilities was primarily attributable to significant growth in deposits. Total deposits increased $149.2 million, or 22%, to $839.0 million and subordinated debt increased by $5.0 million to $10.0 million at June 30, 2020.  Noninterest-bearing demand deposits increased $67.4 million, or 36%, savings and interest-bearing demand deposits increased $85.4 million, or 22%, while time deposits decreased $3.6 million, or 3%.

Although proceeds from PPP loan originations during the second quarter contributed to the increase in deposits, the Bank also experienced a significant amount of deposit growth that was not related to PPP loan proceeds during the quarter. Total deposits increased $118.4 million, or 16%, during the three-month period ended June 30, 2020, while PPP loans totaled $73.3 million at June 30, 2020.

Subordinated debt increased to $10.0 million during the quarter from a $5.0 million issuance on June 29, 2020. The Company issued the debt at a 5.50% fixed-to-floating rate subordinated note due 2030 to an institutional investor. The Note was structured to qualify as Tier 2 capital under bank regulatory guidelines, and the proceeds from the sale of the Note may be utilized to support capital levels at the Bank in a severe economic downturn or for general corporate purposes, including the potential repayment of the Company’s existing subordinated debt, which becomes callable in January 2021.

Shareholders’ equity increased $8.0 million, or 11%, to $80.8 million at June 30, 2020, compared to one year ago, from a $7.2 million increase in retained earnings and a $2.5 million increase in accumulated other comprehensive income. These increases were partially offset by $1.7 million decrease in common stock and surplus, which resulted from stock repurchases in the first quarter of 2020 under the Company’s stock repurchase plan.

The Company’s stock repurchase plan was suspended near the end of the first quarter of 2020 due to the potential impact of the pandemic on the economy and the Bank’s customers and remained suspended during the second quarter. The Company paid a cash dividend to common shareholders during the second quarter of $0.11 per share, which was unchanged from the first quarter. The Bank was considered well-capitalized at June 30, 2020.

ANALYSIS OF THE THREE-MONTH PERIOD

Net interest income increased $446 thousand, or 6%, to $7.4 million for the second quarter of 2020, compared to the same period of 2019. The increase resulted from a 15% increase in average earning assets, which was partially offset by a 29 basis point decrease in the net interest margin from 3.88% to 3.59%. Growth in average earning assets was led by a $69.6 million increase in average loans, followed by a $38.9 million increase in average interest-bearing deposits in banks. The decrease in the net interest margin resulted from a 58 basis point decrease in the yield on average earning assets, which was partially offset by a 29 basis point decrease in interest expense as a percent of average earning assets.

The 58 basis point decrease in the yield on average earning assets was attributable to a 41 basis point decrease in the yield on loans, a 24 basis point decrease on securities, and an 218 basis point decrease on interest-bearing deposits in banks, which were all impacted by lower market rates. The total loan yield was also impacted by the origination of over $76.2 million of PPP loans at a 1.00% interest rate during the second quarter of 2020. The mix of earning assets also had an unfavorable impact on the yield on average earning assets as lower yielding interest-bearing deposits in banks increased from 3% to 7% of average earning assets.

The 29 basis point decrease in interest expense as a percentage of average earning assets was primarily attributable to lower interest rates paid on deposits, which were also impacted by lower market rates. The decrease in the cost of interest-bearing checking accounts and money market accounts totaled 57 basis points and 77 basis points, respectively.

Noninterest income decreased $262 thousand, or 13%, to $1.8 million, compared to the same period of 2019. The decrease was primarily attributable to a $367 thousand, or 51%, decrease in service charges on deposit accounts from lower deposit overdraft fees. This decrease was partially offset by a $54 thousand increase in wealth management fees and an $84 thousand increase in fees for other customer services. The increase in fees for other customer services was a result of fee income from brokered mortgage loans to the secondary market. The increases in wealth management fees resulted primarily from higher balances of assets under management during the second quarter of 2020 compared to the same period one year ago. Assets under management increased as a result of new business relationships and from growth in the market values of existing accounts.

Noninterest expense decreased $617 thousand, or 10%, to $5.6 million, compared to the same period one year ago. The decrease was primarily attributable to a $353 thousand, or 10%, decrease in salaries and employee benefits, a $165 thousand, or 69%, decrease in marketing expense, and a $145 thousand, or 19%, decrease in other operating expense. The decrease in salaries and employee benefits resulted from the $520 thousand deferral of salary costs to originate PPP loans during the second quarter of 2020. Marketing expense decreased from a combination of reduced spending on public relations events in the second quarter of 2020 and elevated expenses in the second quarter of 2019 from the timing of marketing initiatives in the prior year. Other operating expense decreased from lower education and training costs, registration and licensing fees, and travel costs.

ANALYSIS OF THE SIX-MONTH PERIOD

Net interest income increased $573 thousand, or 4%, to $14.4 million for the six months ending June 30, 2020, compared to the same period of 2019. The increase resulted from a 11% increase in average earning assets, which was partially offset by a 26 basis point decrease in the net interest margin from 3.93% to 3.67%. Growth in average earning assets was led by a $49.8 million increase in average loans, followed by a $27.5 million increase in average interest-bearing deposits in banks. The decrease in the net interest margin resulted from a 42 basis point decrease in the yield on average earning assets, which was partially offset by a 17 basis point decrease in interest expense as a percent of average earning assets.

The 42 basis point decrease in the yield on average earning assets was attributable to a 30 basis point decrease in the yield on loans, a 23 basis point decrease on securities, and a 169 basis point decrease on interest-bearing deposits in banks, which were all impacted by lower market rates. The total loan yield was also impacted by the origination of over $76.2 million of PPP loans at a 1.00% interest rate during the second quarter of 2020. The mix of earning assets also had an unfavorable impact on the yield on average earning assets as lower yielding interest-bearing deposits in banks increased from 3% to 6% of average earning assets.

The 17 basis point decrease in interest expense as a percentage of average earning assets was primarily attributable to lower interest rates paid on deposits, which were also impacted by lower market rates. The decrease in the cost of interest-bearing checking accounts and money market accounts totaled 43 basis points and 45 basis points, respectively.

Noninterest income decreased $148 thousand, or 4%, to $3.9 million, compared to the same period of 2019. The decrease was primarily attributable to a $387 thousand, or 27%, decrease in service charges on deposit accounts from lower deposit overdraft fees. This decrease was partially offset by a $142 thousand increase in wealth management fees and a $116 thousand increase in fees for other customer services. The increase in fees for other customer services was a result of fee income from brokered mortgage loans to the secondary market. The increase in wealth management fees resulted primarily from higher balances of assets under management during the six months ended June 30, 2020 compared to the same period one year ago. Assets under management increased as a result of new business relationships and from growth in the market values of existing accounts.

Noninterest expense decreased $571 thousand, or 5%, to $11.8 million, compared to the same period one year ago. The decrease was primarily attributable to a $207 thousand, or 3%, decrease in salaries and employee benefits, a $200 thousand, or 53%, decrease in marketing expense, and a $195 thousand, or 14%, decrease in other operating expense. The decrease in salaries and employee benefits resulted from the deferral of $520 thousand of salary costs to originate PPP loans during the second quarter of 2020. Marketing expense decreased from a combination of reduced spending on public relations events during the six months ending June 30, 2020 and elevated marketing expenses during the same period of 2019 from the timing of marketing initiatives in the prior year. Other operating expense decreased from lower education and training, registration and licensing fees, and travel costs.

ASSET QUALITY/LOAN LOSS PROVISION

Provision for loan losses totaled $800 thousand for the second quarter of 2020, compared to $200 thousand for the same period of 2019. The higher provision for loan losses was primarily attributable to an increase in the general reserve component of the allowance for loan losses. The general reserve component of the allowance for loan losses increased primarily as a result of adjustments to qualitative factors from risks associated with loans participating in the Bank’s loan payment deferral program and an increase in substandard loans. Net charge offs totaled $88 thousand for the second quarter of 2020, compared to $151 thousand for the second quarter of 2019.

Loans participating in the Bank’s loan payment deferral program totaled $182.6 million, or 28% of the Bank’s loan balances at June 30, 2020. Interest income continued to accrue to the Bank during the deferral periods.

Loans that were 30 to 89 days past due totaled $1.1 million, or 0.17% of total loans at June 30, 2020 compared to $792 thousand, or 0.14% of total loans one year ago.  Classified assets, which were comprised of substandard loans, totaled $10.1 million, or 1.07% of total assets, at June 30, 2020 compared to $4.6 million, or 0.59% of total assets one year ago.

Nonperforming assets totaled $1.5 million, or 0.16% of total assets at June 30, 2020, compared to $1.8 million, or 0.23% of total assets, one year ago. The allowance for loan losses totaled $6.3 million, or 0.97% of total loans at June 30, 2020, compared to $5.0 million, or 0.87% of total loans at June 30, 2019.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 14 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
shavard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Income Statement
Interest income
Interest and fees on loans	$7,416	$7,203	$7,333	$7,429	$7,200
Interest on deposits in banks	16	118	163	97	133
Interest on securities
Taxable interest	636	670	627	645	696
Tax-exempt interest	151	151	156	157	159
Dividends	26	26	27	26	26
Total interest income	$8,245	$8,168	$8,306	$8,354	$8,214
Interest expense
Interest on deposits	$676	$962	$1,042	$1,089	$1,051
Interest on federal funds purchased	—	—	—	1	—
Interest on subordinated debt	91	90	91	90	90
Interest on junior subordinated debt	67	90	98	103	108
Total interest expense	$834	$1,142	$1,231	$1,283	$1,249
Net interest income	$7,411	$7,026	$7,075	$7,071	$6,965
Provision for loan losses	800	900	250	—	200
Net interest income after provision for loan losses	$6,611	$6,126	$6,825	$7,071	$6,765
Noninterest income
Service charges on deposit accounts	$348	$681	$753	$757	$715
ATM and check card fees	550	519	654	586	573
Wealth management fees	512	525	496	477	458
Fees for other customer services	237	207	181	177	153
Income from bank owned life insurance	99	115	123	131	99
Net gains (losses) on securities	—	—	1	—	—
Net gains on sale of loans	26	31	89	34	25
Other operating income	1	21	44	29	12
Total noninterest income	$1,773	$2,099	$2,341	$2,191	$2,035
Noninterest expense
Salaries and employee benefits	$3,022	$3,589	$3,193	$3,556	$3,375
Occupancy	409	402	415	398	401
Equipment	418	410	406	410	409
Marketing	74	106	128	143	239
Supplies	103	89	88	86	91
Legal and professional fees	301	279	311	231	303
ATM and check card expense	223	245	231	225	225
FDIC assessment	60	30	(53)	(6)	35
Bank franchise tax	161	153	136	136	136
Data processing expense	188	184	179	174	179
Amortization expense	42	52	61	71	80
Other real estate owned expense (income), net	—	—	1	—	—
Net losses (gains) on disposal of premises and equipment	—	(9)	14	—	—
Other operating expense	612	614	694	762	757
Total noninterest expense	$5,613	$6,144	$5,804	$6,186	$6,230
Income before income taxes	$2,771	$2,081	$3,362	$3,076	$2,570
Income tax expense	528	376	646	583	484
Net income	$2,243	$1,705	$2,716	$2,493	$2,086

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Common Share and Per Common Share Data
Net income, basic	$0.46	$0.34	$0.55	$0.50	$0.42
Weighted average shares, basic	4,849,719	4,950,887	4,968,574	4,966,641	4,963,737
Net income, diluted	$0.46	$0.34	$0.55	$0.50	$0.42
Weighted average shares, diluted	4,849,719	4,955,970	4,972,535	4,969,126	4,965,822
Shares outstanding at period end	4,852,187	4,849,692	4,969,716	4,968,277	4,964,824
Tangible book value at period end	$16.63	$16.17	$15.50	$15.11	$14.60
Cash dividends	$0.11	$0.11	$0.09	$0.09	$0.09

Key Performance Ratios
Return on average assets	1.00%	0.85%	1.36%	1.27%	1.08%
Return on average equity	11.30%	8.72%	14.10%	13.31%	11.76%
Net interest margin	3.59%	3.77%	3.79%	3.87%	3.88%
Efficiency ratio (1)	60.34%	66.50%	60.50%	65.65%	67.94%

Average Balances
Average assets	$899,301	$806,609	$795,391	$780,376	$773,574
Average earning assets	836,741	755,173	745,721	730,865	724,909
Average shareholders’ equity	79,845	78,659	76,424	74,291	71,124

Asset Quality
Loan charge-offs	$176	$328	$281	$156	$219
Loan recoveries	88	78	53	73	68
Net charge-offs	88	250	228	83	151
Non-accrual loans	1,480	1,522	1,459	1,566	1,775
Other real estate owned, net	—	—	—	—	—
Nonperforming assets	1,480	1,522	1,459	1,566	1,775
Loans 30 to 89 days past due, accruing	1,094	2,901	2,372	902	792
Loans over 90 days past due, accruing	1	86	97	113	19
Troubled debt restructurings, accruing	4,313	—	—	—	—
Special mention loans	2,034	6,058	6,069	1,458	2,610
Substandard loans, accruing	8,616	4,368	3,410	3,758	2,825

Capital Ratios (2)
Total capital	$88,109	$86,849	$85,439	$83,591	$82,078
Tier 1 capital	81,813	81,265	80,505	78,679	77,083
Common equity tier 1 capital	81,813	81,265	80,505	78,679	77,083
Total capital to risk-weighted assets	15.20%	14.98%	14.84%	14.57%	14.24%
Tier 1 capital to risk-weighted assets	14.11%	14.02%	13.99%	13.71%	13.37%
Common equity tier 1 capital to risk-weighted assets	14.11%	14.02%	13.99%	13.71%	13.37%
Leverage ratio	9.08%	10.08%	10.13%	10.09%	9.96%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Balance Sheet
Cash and due from banks	$17,717	$30,551	$9,675	$11,885	$12,354
Interest-bearing deposits in banks	90,562	17,539	36,110	18,488	10,716
Securities available for sale, at fair value	123,193	128,660	120,983	114,568	119,510
Securities held to maturity, at amortized cost	16,211	17,086	17,627	18,222	18,828
Restricted securities, at cost	1,848	1,848	1,806	1,806	1,701
Loans held for sale	170	621	167	1,098	675
Loans, net of allowance for loan losses	645,220	576,283	569,412	566,341	569,959
Premises and equipment, net	19,792	19,619	19,747	19,946	20,182
Accrued interest receivable	3,863	2,124	2,065	2,053	2,163
Bank owned life insurance	17,661	17,562	17,447	17,324	17,193
Core deposit intangibles, net	76	118	170	231	302
Other assets	5,777	4,401	4,839	5,231	4,801
Total assets	$942,090	$816,412	$800,048	$777,193	$778,384

Noninterest-bearing demand deposits	$253,974	$197,662	$189,623	$189,797	$186,553
Savings and interest-bearing demand deposits	470,764	407,555	399,255	376,047	385,399
Time deposits	114,277	115,410	117,564	119,777	117,863
Total deposits	$839,015	$720,627	$706,442	$685,621	$689,815
Subordinated debt	9,982	4,987	4,983	4,978	4,974
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	3,026	3,001	2,125	1,999	1,507
Total liabilities	$861,302	$737,894	$722,829	$701,877	$705,575

Preferred stock	$—	$—	$—	$—	$—
Common stock	6,065	6,062	6,212	6,210	6,206
Surplus	5,967	5,899	7,700	7,648	7,566
Retained earnings	65,451	63,741	62,583	60,314	58,268
Accumulated other comprehensive income (loss), net	3,305	2,816	724	1,144	769
Total shareholders’ equity	$80,788	$78,518	$77,219	$75,316	$72,809
Total liabilities and shareholders’ equity	$942,090	$816,412	$800,048	$777,193	$778,384

Loan Data
Mortgage loans on real estate:
Construction and land development	$31,981	$40,279	$43,164	$45,193	$46,281
Secured by farmland	872	888	900	916	855
Secured by 1-4 family residential	234,188	230,980	229,438	226,828	225,820
Other real estate loans	247,623	240,486	235,655	232,151	236,515
Loans to farmers (except those secured by real estate)	711	1,221	1,423	1,461	1,006
Commercial and industrial loans (except those secured by real estate)	123,995	54,287	48,730	49,096	48,347
Consumer installment loans	8,401	9,505	10,400	11,040	11,572
Deposit overdrafts	170	238	374	263	208
All other loans	3,575	3,983	4,262	4,305	4,350
Total loans	$651,516	$581,867	$574,346	$571,253	$574,954
Allowance for loan losses	(6,296)	(5,584)	(4,934)	(4,912)	(4,995)
Loans, net	$645,220	$576,283	$569,412	$566,341	$569,959

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$7,416	$7,203	$7,333	$7,429	$7,200
Interest income – investments and other	829	965	973	925	1,014
Interest expense – deposits	(676)	(962)	(1,042)	(1,089)	(1,051)
Interest expense – federal funds purchased	—	—	—	(1)	—
Interest expense – subordinated debt	(91)	(90)	(91)	(90)	(90)
Interest expense – junior subordinated debt	(67)	(90)	(98)	(103)	(108)
Total net interest income	$7,411	$7,026	$7,075	$7,071	$6,965
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$10	$10	$9	$10
Tax benefit realized on non-taxable interest income – municipal securities	40	40	41	43	42
Total tax benefit realized on non-taxable interest income	$48	$50	$51	$52	$52
Total tax-equivalent net interest income	$7,459	$7,076	$7,126	$7,123	$7,017

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Six Months Ended
	June 30,	June 30,
	2020	2019
Income Statement
Interest income
Interest and fees on loans	$14,619	$14,196
Interest on deposits in banks	134	243
Interest on securities
Taxable interest	1,306	1,433
Tax-exempt interest	302	315
Dividends	52	50
Total interest income	$16,413	$16,237
Interest expense
Interest on deposits	$1,638	$1,973
Interest on subordinated debt	181	179
Interest on junior subordinated debt	157	219
Interest on other borrowings	—	2
Total interest expense	$1,976	$2,373
Net interest income	$14,437	$13,864
Provision for loan losses	1,700	200
Net interest income after provision for loan losses	$12,737	$13,664
Noninterest income
Service charges on deposit accounts	$1,029	$1,416
ATM and check card fees	1,069	1,090
Wealth management fees	1,037	895
Fees for other customer services	444	328
Income from bank owned life insurance	214	202
Net gains on sale of loans	57	47
Other operating income	22	42
Total noninterest income	$3,872	$4,020
Noninterest expense
Salaries and employee benefits	$6,611	$6,818
Occupancy	811	839
Equipment	828	829
Marketing	180	380
Supplies	192	164
Legal and professional fees	580	544
ATM and check card expense	468	441
FDIC assessment	90	104
Bank franchise tax	314	266
Data processing expense	372	352
Amortization expense	94	170
Net losses (gains) on disposal of premises and equipment	(9)	—
Other operating expense	1,226	1,421
Total noninterest expense	$11,757	$12,328
Income before income taxes	$4,852	$5,356
Income tax expense	904	1,009
Net income	$3,948	$4,347

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Six Months Ended
	June 30,	June 30,
	2020	2019
Common Share and Per Common Share Data
Net income, basic	$0.81	$0.88
Weighted average shares, basic	4,900,303	4,962,010
Net income, diluted	$0.81	$0.88
Weighted average shares, diluted	4,902,845	4,964,988
Shares outstanding at period end	4,852,187	4,964,824
Tangible book value at period end	$16.63	$14.60
Cash dividends	$0.22	$0.18

Key Performance Ratios
Return on average assets	0.93%	1.14%
Return on average equity	10.01%	12.60%
Net interest margin	3.67%	3.93%
Efficiency ratio (1)	63.41%	67.59%

Average Balances
Average assets	$852,866	$766,054
Average earning assets	795,957	717,341
Average shareholders’ equity	79,356	69,589

Asset Quality
Loan charge-offs	$504	$447
Loan recoveries	166	233
Net charge-offs	338	214

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$14,619	$14,196
Interest income – investments and other	1,794	2,041
Interest expense – deposits	(1,638)	(1,973)
Interest expense – subordinated debt	(181)	(179)
Interest expense – junior subordinated debt	(157)	(219)
Interest expense – other borrowings	—	(2)
Total net interest income	$14,437	$13,864
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$18	$21
Tax benefit realized on non-taxable interest income – municipal securities	80	83
Total tax benefit realized on non-taxable interest income	$98	$104
Total tax-equivalent net interest income	$14,535	$13,968

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, and gains and losses on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.